EXHIBIT 23B


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 2-90738 and 33-66700) of One Valley Bancorp, Inc. of our report dated January 30, 1998, relating to the consolidated statement of financial condition of FFVA Financial Corporation and subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997, which report appears in this December 31, 1998 annual report on Form 10-K of One Valley Bancorp, Inc.


                                           /s/ Cherry, Bekaert & Holland, L.L.P.


Lynchburg, Virginia
March 24, 1999

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